Exhibit 99.1

Investor Relations Contact: Brian Tanner, Hawaiian Telcom (808) 546-3442	Media Contact: Scott Simon, Hawaiian Telcom (808) 546-5466

For Immediate Release

Hawaiian Telcom Announces Expiration of Stock Trading Restrictions

HONOLULU (Monday, October 29, 2012) — Hawaiian Telcom Holdco, Inc. (NASDAQ: HCOM) announced today that the restrictions on trading in its common stock, which went into effect April 27, 2012 pursuant to Article VII of the Company’s Amended and Restated Certificate of Incorporation, expired on October, 28, 2012, the second anniversary of the date on which the Company emerged from Chapter 11 bankruptcy protection.  The trading restrictions had served to avoid potentially adverse tax consequences to the Company.

“We are very pleased the trading restrictions on our common stock have expired,” said Eric K. Yeaman, Hawaiian Telcom’s president and CEO.  “The temporary trading restrictions were essential in protecting certain tax benefits and preserved significant value for Hawaiian Telcom and our shareholders, but now investors are free to more fully evaluate the prospects of ownership in the Company,” Yeaman added.

About Hawaiian Telcom

Hawaiian Telcom Holdco, Inc. (NASDAQ: HCOM), headquartered in Honolulu, is Hawaii’s leading provider of integrated communications solutions for business and residential customers. With roots in Hawaii beginning in 1883, the Company offers a full range of services including voice, video, Internet, data, wireless, and advanced communication and network services supported by the reach and reliability of its network and Hawaii’s only 24/7 state-of-the-art network operations center. With employees statewide sharing a commitment to innovation and a passion for delivering superior service, Hawaiian Telcom provides an Always OnSM customer experience.  For more information, visit www.hawaiiantel.com.

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